EXHIBIT 5(b)

March 23, 2006

Entergy Louisiana, LLC
446 North Boulevard
Baton Rouge, Louisiana 70802

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3, including the exhibits thereto, which Entergy Louisiana, LLC (the "Company") proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for (I) the registration under the Securities Act of 1933, as amended (the "Securities Act"), of $400,000,000 in aggregate principal amount of (a) its First Mortgage Bonds (the "Bonds") and/or (b) its Debt Securities (the "Debt Securities"); such Bonds to be issued in one or more new series, under the Company's Mortgage and Deed of Trust, dated as April 1, 1944, with The Bank of New York (successor to Harris Trust Company of New York), as Corporate Trustee, and Stephen J. Giurlando (successor to Mark F. McLaughlin), as Co-Trustee, as heretofore amended and supplemented by all indentures amendatory thereof and supplemental thereto, and as it will be further amended and supplemented (the Mortgage and Deed of Trust as so amended and supplemented being hereinafter referred to as the "Mortgage"), and such Debt Securities to be issued in one or more series under an Indenture for Debt Securities (the "Indenture") between the Company and a trustee named therein (the "Indenture Trustee"); and (II) the qualification under the Trust Indenture Act of 1939, as amended, of the Mortgage and the Indenture.

Subject to the qualifications hereinafter expressed, we are of the opinion that the Bonds and the Debt Securities, each when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement, will be legally issued and will be binding obligations of the Company.

For purposes of the opinions set forth above, we have assumed, as applicable to the respective securities, (I) that the Bonds and the Debt Securities each will be issued and delivered in compliance with the due authorization of and in accordance with the terms set by the Company's Board of Directors, or, when authorized, the Executive Committee thereof, (II) that the Indenture will be executed and delivered in compliance with the due authorization of (a) the Company's Board of Directors or, when authorized, the Executive Committee thereof and (b) the Indenture Trustee, and (III) that the Bonds and the Debt Securities each will be issued and delivered in compliance with appropriate action with regard to the issuance of the Bonds and the Debt Securities, respectively, by and before the Federal Energy Regulatory Commission and any other applicable regulatory body.

This opinion is limited to the laws of the States of New York, Louisiana and Texas and of the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of Louisiana, we have relied upon the opinion of Dawn A. Abuso, Senior Counsel - Corporate and Securities of Entergy Services, Inc., which is being filed as Exhibit 5(a) to the Registration Statement. To the extent that the opinions relate to or are dependent upon matters governed by the laws of the State of Texas, we have relied upon the opinion of Clark, Thomas & Winters, a Professional Association, which is being filed as Exhibit 5(c) to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5(b) to the Registration Statement and to the references to our firm, as counsel, in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Thelen Reid & Priest LLP

THELEN REID & PRIEST LLP